UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2025

CALUMET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42172	36-5098520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1060 N Capitol Ave

Suite 6-401

Indianapolis, Indiana 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 16, 2025, Calumet Specialty Products Partners, L.P. (the “Partnership”) and Calumet Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”), each a subsidiary of Calumet, Inc. (the “Company”), issued $100.0 million aggregate principal amount of a new series of the Issuers’ 9.75% Senior Notes due 2028 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued at 98% of par for net proceeds of approximately $96.2 million, after deducting the initial purchasers’ discount and estimated offering expenses. The Company intends to use the net proceeds from the offering of the Notes to redeem a portion of the Issuers’ outstanding 11.00% Senior Notes due 2026 (the “2026 Notes”) on or before April 15, 2025. This statement of intent with respect to the redemption of the 2026 Notes does not constitute a notice of redemption under the indenture governing the 2026 Notes. Pending the application of the net proceeds, the Company may invest the proceeds in short-term, interest bearing instruments and other investment-grade securities or temporarily reduce borrowings under its revolving credit facility.

The Notes are governed by an Indenture, dated as of January 16, 2025 (the “Indenture”), entered into by the Issuers and certain guarantors named therein with Wilmington Trust, National Association, as trustee (the “Trustee”). The Notes will mature on July 15, 2028. Interest on the Notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2025. The Notes are guaranteed on a senior unsecured basis by the Company, Calumet GP, LLC, the general partner of the Partnership, and all of the Partnership’s existing subsidiaries (other than Finance Corp., the Partnership’s unrestricted subsidiaries, Montana Renewables Holdings LLC and Montana Renewables, LLC, and certain immaterial restricted subsidiaries).

On and after July 15, 2025, the Issuers may on any one or more occasions redeem all or part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus any accrued and unpaid interest to the applicable redemption date on such Notes, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2025	104.875%
2026	102.438%
2027 and thereafter	100.000%

At any time prior to July 15, 2025, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture in an amount not greater than the net cash proceeds from certain public equity offerings at a redemption price of 109.750% of the principal amount of the Notes, plus any accrued and unpaid interest to the date of redemption, provided that: (1) at least 60% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (excluding notes held by the Partnership and its subsidiaries); and (2) the redemption occurs within 180 days of the date of the closing of such public equity offering.

Prior to July 15, 2025, the Issuers may on any one or more occasions redeem all or part of the Notes at a redemption price equal to the sum of: (1) the principal amount thereof, plus (2) the Make Whole Premium, as defined in the Indenture, at the redemption date, plus any accrued and unpaid interest to the applicable redemption date.

The Indenture contains covenants that, among other things, restrict the Partnership’s ability and the ability of certain of its subsidiaries to: (i) incur, assume or guarantee additional indebtedness or issue preferred securities; (ii) create liens to secure indebtedness; (iii) pay dividends on equity securities, repurchase equity securities or redeem subordinated indebtedness; (iv) make investments; (v) restrict dividends, loans or other asset transfers from its restricted subsidiaries; (vi) consolidate with or merge with or into, or sell substantially all of its properties to, another person; (vii) sell or otherwise dispose of assets, including equity interests in subsidiaries; and (viii) enter into transactions with affiliates. These covenants are subject to important exceptions and qualifications. However, at any time when the Notes are rated investment grade by either of Moody’s Investors Service, Inc. or S&P Global Ratings and no Default or Event of Default, each as defined in the Indenture, has occurred and is continuing, many of these covenants will be suspended.

Upon the occurrence of certain Change of Control Triggering Events, as defined in the Indenture, each holder of the Notes will have the right to require that the Partnership repurchase all or a portion of such holder’s Notes in cash at a purchase price equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest to the date of repurchase.

The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title or Description

4.1	Indenture, dated January 16, 2025, by and among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee.

4.2	Form of 9.75% Senior Notes due 2028 (included in Exhibit 4.1).

104	Cover Page Interactive Data File- the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET, INC.

Date: January 16, 2025	By:	/s/ David Lunin
	Name:	David Lunin
	Title:	Executive Vice President and Chief Financial Officer